EXHIBIT (a)(1)(ix)

MEMO TO OPTIONEES

TO:	Holders of Certain Stock Options Granted Under the CCC Information Services Group Inc. Stock Option Plans Identified Herein

FROM:	CCC Information Services Group Inc. (“CCC” or the “Company”)

RE:	Tender of Option Shares in the Company’s Self-Tender Offer

The Company has announced its offer to purchase up to 11,200,000 shares of its common stock, $0.10 par value per share, at a price of $18.75 per share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the enclosed Offer to Purchase and the related Letter of Transmittal. Optionees who hold vested options with an exercise price of less than $18.75 per share granted under the Company’s 2000 Stock Incentive Plan, as amended, and the Company’s 1997 Stock Option Plan, as amended, may conditionally exercise such options and tender the resulting shares (“Option Shares”) to the Company in the offer according to the instructions set forth in this Memo to Optionees and the enclosed YELLOW Notice of Instructions (Options).

As an optionee who holds vested options you are eligible to participate in the Company’s offer. In order to assist you in understanding the Company’s offer and how to participate in the offer, we are providing you with the following documents:

•	Offer to Purchase

•	A Specimen Letter of Transmittal for informational purposes, which cannot be used to tender Option Shares

•	This Memo to Optionees

•	Notice of Instructions (Options)

You will need to read the entire Offer to Purchase carefully to understand the offer fully and for a more complete description of the terms and conditions of the offer.

The following describes in question and answer format the offer and the procedures that you must follow to conditionally exercise your options and tender the resulting Option Shares. Failure to follow such instructions may make you ineligible to tender your Option Shares in the Company’s offer.

QUESTIONS AND ANSWERS ON

TENDER OFFER AND PROCEDURES FOR

OPTIONEES

1.	WHAT IS THE OFFER?

On July 27, 2004, the Company commenced its offer to purchase up to 11,200,000 shares of its common stock, $0.10 par value per share, at a price of $18.75 per share, net to the seller in cash, without interest. This offer will expire at 5:00 PM, New York City time, on August 24, 2004, unless the offer is extended. The number of shares includes Option Shares and excludes those shares used to pay the exercise price in “cashless” exercises as described in Section 3 of the Offer to Purchase.

Since certain of the Company’s stockholders have indicated that they intend to tender an aggregate of more than 11,200,000 shares, all shares tendered are expected to be purchased on a pro rata basis, with appropriate adjustments to avoid the purchase of fractional shares, except for holders of “odd lots” (share accounts with fewer than 100 shares) who tender all their shares, which will be purchased on a priority basis. Option Shares are eligible for this “odd lot” priority, but only if all the shares you own, including Option Shares, are less than 100 shares. If you hold or have Option Shares for more than 100 shares, “odd lot” priority will not apply and thus, if proration occurs, as expected, not all of the Option Shares you elect to tender will be purchased by the Company.

The offer is subject to certain conditions, including the Company obtaining sufficient financing on terms and conditions satisfactory to it to purchase shares pursuant to the offer and to pay related fees and expenses, as described in Section 7 of the Offer to Purchase.

The Company’s offer is explained in detail in the Offer to Purchase, which we encourage you to read carefully.

2.	HOW MAY I PARTICIPATE IN THE OFFER?

As a holder of options with an exercise price of less than $18.75 per share you are eligible to direct the Company to conditionally exercise your options and tender the Option Shares in the offer. A “conditional” exercise means that if some or all of the Option Shares are not purchased in the offer because of the proration process described above and in the Offer to Purchase (or for any other reason), the options will be returned to you as unexercised options.

If you would prefer to actually exercise your vested options and tender the shares you receive in the Offer, you can do so, regardless of the exercise price. You may not exercise any unvested options. If you do exercise vested options, you need to follow the same procedures applicable to all other Company stockholders described in Section 3 of the Offer to Purchase. If you decide to exercise your options in order to receive shares to tender in the offer, you will need to exercise such options in sufficient time to obtain shares to tender before the Expiration Date for the Company’s offer as described in the Offer to Purchase.

PLEASE REMEMBER THAT NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS IS MAKING ANY RECOMMENDATION TO YOU AS TO WHETHER

YOU SHOULD PARTICIPATE IN THE OFFER. YOU MUST MAKE YOUR OWN DECISION. CERTAIN MAJOR STOCKHOLDERS, DIRECTORS AND OFFICERS OF THE COMPANY HAVE INDICATED THAT THEY INTEND TO TENDER, IN THE AGGREGATE, APPROXIMATELY 13,810,508 SHARES BENEFICIALLY OWNED BY THEM (INCLUDING SHARES UNDERLYING CERTAIN EXERCISABLE WARRANTS AND OPTIONS).

3.	HOW DO I KNOW HOW MANY OPTIONS I HAVE AND THEIR EXERCISE PRICES?

You may retrieve a list of your options and their exercise prices by logging on to https://www.smithbarney.com/cgi-bin/login/login.cgi?context=0?redir=yes.

4.	MUST I ACTUALLY EXERCISE MY OPTIONS IN ORDER TO PARTICIPATE IN THE OFFER?

No. As a holder of unexercised vested options with an exercise price of less than $18.75 per share, the Company is allowing you to “conditionally” exercise all or part of your options and tender the Option Shares you would be entitled to receive upon such exercise. This “conditional” exercise means that you will exercise your options on the condition that the Option Shares are actually purchased by the Company in the offer. Because the Company may not purchase all of the Option Shares you tender, the options relating to Option Shares that are not actually purchased by the Company will be deemed unexercised and will continue to have the same terms and conditions that they currently have.

5.	DO I HAVE TO PAY THE EXERCISE PRICE WITH CASH?

No. In order to facilitate your participation in the offer, the Company is allowing you to exercise your options without paying the exercise price in cash. This is called a “cashless” exercise. This means that your options will be conditionally exercised at the fair market value (i.e. trading price) on the closing date of the tender offer, which is expected to be August 24, 2004. The Company will withhold the number of shares equal to the exercise price and tax withholding due as a result of the exercise and then the Company will tender the resulting amount, or “net” Option Shares. Therefore, the actual amount of cash you receive will be the number of net Option Shares that are accepted in the offer times $18.75. The options relating to Option Shares that are not accepted in the offer will be deemed unexercised and will continue to have the same terms and conditions that they currently have.

6.	IF MY OPTIONS ARE NOT VESTED MAY I STILL TENDER SHARES UNDERLYING THEM?

No. Only vested options may be conditionally exercised, or exercised and resulting shares tendered in the offer.

7.	WILL ALL OPTION SHARES THAT I DIRECT TO BE TENDERED BE PURCHASED IN THE OFFER?

Since certain of the Company’s stockholders have indicated that they intend to tender an aggregate of more than 11,200,000 shares, it is expected that tendered shares will be purchased on a pro rata basis, with appropriate adjustments to avoid the purchase of fractional shares, except for “odd lots” (share accounts with fewer than 100 shares), which will be purchased on a priority basis. If more than 11,200,000 shares are validly tendered, the Company will purchase up to 11,200,000 shares on a pro rata basis. It is anticipated that as a result of such proration, the proportional beneficial ownership of the Company will not change significantly as a result of the tender offer.

Option Shares can receive “odd lot” priority, as described in Section 1 of the Offer to Purchase. If you are eligible for “odd lot” priority you will need to complete and submit the section captioned “Odd Lots” in the Letter of Transmittal and include it with your Notice of Instructions (Options).

If you are not eligible for “odd lot” priority, then as is expected, the Company prorates the tendered shares it purchases pursuant to the offer, the Company will apply the following rules for deciding which of your options will be conditionally exercised and the resulting Option Shares purchased:

•	FIRST RULE: If you hold more than one option, you may designate on the Notice of Instructions (Options) the order in which you want your options exercised and the resulting Option Shares purchased.

•	SECOND RULE: If you do not designate the order in which you wish to exercise your options, options will be exercised and the resulting Option Shares tendered in the order of exercise price, starting with options with the lowest exercise price.

8.	IF I CONDITIONALLY EXERCISE MY OPTIONS WHAT WILL HAPPEN TO MY OPTIONS IF THE OPTION SHARES ARE NOT PURCHASED?

If you conditionally exercise your options and because of proration or otherwise not all of your Option Shares are purchased by the Company, then the options will be deemed not to have been exercised. These options will then remain outstanding with the same terms as they did before the offer.

9.	HOW WILL I KNOW IF MY OPTION SHARES HAVE BEEN PURCHASED AND WHEN WILL I BE PAID?

After the offer expires, all shares properly tendered and not properly withdrawn prior to the Expiration Date will be tabulated, including tenders of Option Shares pursuant to conditional option exercises. Because of the difficulty in determining the number of shares properly tendered and not properly withdrawn, and because of the odd lot procedure and the conditional tender procedure described in the Offer to Purchase, the Company does not expect that it will be able to announce the final proration factor or commence payment for any shares purchased pursuant to the offer until approximately seven business days after the Expiration Date. Soon thereafter, you will be advised by the Company of the number, if any, of your Option Shares that were purchased in the offer. The Company will treat the appropriate number of your options as exercised and will withhold the appropriate number of shares with a fair market value (i.e., the closing price of the Company’s common stock on NASDAQ) equal to your aggregate exercise price and the applicable tax withholding. You will receive a check for the purchase price of your Option Shares purchased in the offer promptly thereafter.

10.	WILL I BE TAXED ON THE MONEY I RECEIVE?

You will be treated as receiving compensation income equal to the difference between the closing price of the Company’s common stock on NASDAQ on the Expiration Date of the Offer and the exercise price of any options that are actually exercised (Option Shares plus Shares used to pay the exercise price and applicable tax withholding). Such income will be taxed to you at ordinary income rates and, if you are a current or former employee, will be subject to withholding for income and employment taxes. Such amount will be reflected on your W-2 Form for 2004.

Any gain on the sale of your Option Shares will be treated as capital gain or dividend income as described in the Offer to Purchase and you will receive a Form 1099 indicating the amount of such income. The tax discussion set forth above and in the Offer to Purchase is included for general information only and is not tax advice. You are urged to consult your tax advisor to determine the particular tax consequences to you of the offer, including the applicability and effect of state, local, foreign and other tax laws.

11.	WHAT DO I NEED TO DO TO CONDITIONALLY TENDER MY OPTION SHARES?

The only way that you can conditionally exercise your options and tender Option Shares in the offer is by completing the enclosed YELLOW Notice of Instructions (Options) form, signing the form, and returning it to Gallagher Group, 70 W. Madison, Suite 5100, Chicago, IL 60602 (the address indicated on the form). THE NOTICE OF INSTRUCTIONS (OPTIONS) MUST BE RECEIVED BY SMITH BARNEY, INC. AT THE ADDRESS INDICATED ABOVE BEFORE 5:00 PM, NEW YORK CITY TIME, ON AUGUST 17, 2004, UNLESS THE OFFER IS EXTENDED, IN WHICH CASE THE DEADLINE FOR RECEIPT OF YOUR INSTRUCTION FORM WILL BE 5:00 PM, NEW YORK CITY TIME, ON THE FIFTH BUSINESS DAY PRIOR TO THE EXPIRATION OF THE OFFER, AS EXTENDED.

If you are eligible for “odd lot” priority you must also complete the section captioned “Odd Lot” on the Letter of Transmittal and include it with your Notice of Instructions (Options).

Please return your instructions PROMPTLY, recognizing the slow delivery time inherent in the U.S. mail today. If you use U.S. mail, we recommend using registered mail, return receipt requested. You may mail your Notice of Instructions (Options) Form to Smith Barney, Inc. in the preaddressed envelope that has been provided for your reply or send it by an alternate, faster means (such as hand delivery or overnight courier). You may not e-mail or fax the Notice of Instructions (Options). Smith Barney, Inc. must receive your original signed Notice of Instruction (Options) filled out completely.

DO NOT DELIVER YOUR INSTRUCTIONS TO YOUR HUMAN RESOURCES DEPARTMENT. YOU MUST RETURN IT TO SMITH BARNEY, INC., GALLAGHER GROUP, 70 W. MADISON, SUITE 5100, CHICAGO, ILLINOIS 60602 BEFORE 5:00 PM NEW YORK CITY TIME, ON AUGUST 17, 2004, UNLESS THE OFFER IS EXTENDED, IN WHICH CASE THE DEADLINE FOR RECEIPT OF YOUR INSTRUCTION FORM WILL BE 5:00 PM, NEW YORK CITY TIME, ON THE FIFTH BUSINESS DAY PRIOR TO THE EXPIRATION OF THE OFFER, AS EXTENDED.

12.	CAN I JUST EXERCISE MY OPTIONS AND TENDER SHARES?

Yes. You may exercise any of your vested options, pay the exercise price, receive shares, and tender those shares in the offer. If you intend to do this, you must exercise your options and pay the exercise price in cash or by tender of already owned shares, in sufficient time to receive certificates for the shares and follow one of the procedures for tendering shares set forth in Section 3 of the Offer to Purchase prior to the Expiration Date of the offer. You should note that it is expected that some of the shares received and tendered in the offer will not be purchased in the offer due to proration. The only way to guarantee that you exercise options only for the number of Option Shares actually purchased in the tender offer is to go through the conditional exercise procedure set forth in the Notice of Instructions (Options).

13.	WHAT HAPPENS IF I EXERCISE MY OPTIONS AND THE SHARES I TENDER ARE NOT ACCEPTED?

If you actually exercise your options (not a conditional exercise) and tender the resulting shares, but they are not accepted in the tender due to proration, then you can either continue to hold the shares or you may sell them in the market.

14.	AFTER I CONDITIONALLY EXERCISE MY OPTION SHARES AND BEFORE ANY ARE PURCHASED, CAN I EXERCISE MY OPTIONS?

No. Once you deliver a Notice of Instructions (Options) to CCC to conditionally exercise your options and tender Option Shares, even though all Option Shares may not be accepted in the tender, your Options account will be frozen until you either withdraw your tender instruction or the offer is completed.

15.	CAN I CHANGE MY MIND AND WITHDRAW MY CONDITIONAL EXERCISE AND TENDER OF OPTION SHARES?

Yes, but only if you perform the following steps:

•	The notice of withdrawal must be in writing.

•	You must send the signed notice of withdrawal to Smith Barney, Inc. at the address indicated below.

•	The notice of withdrawal must state your name and the number of Option Shares that you wish to withdraw from the offer.

•	The notice of withdrawal must be received by Smith Barney, Inc., Gallagher Group, 70 W. Madison, Suite 5100, Chicago, Illinois 60602 before 5:00 PM, New York City time, on August 17, 2004, unless the Offer is extended, in which case the deadline for receipt of your withdrawal will be 5:00 PM, New York City time, on the fifth business day prior to the expiration of the Offer, as extended.

You are entitled to retender Option Shares after withdrawal, provided that all resubmitted materials are completed properly and delivered on time in accordance with the instructions applicable to the original submission.

The withdrawal procedures are described in greater detail in the Notice of Instructions (Options). You must follow these instructions carefully.

16.	WHAT IF I HOLD SHARES OF CCC COMMON STOCK IN ADDITION TO MY STOCK OPTIONS?

It is possible that you hold shares in several forms, such as actually owning shares, holding shares in an account at Computershare Plan Managers under the CCC Employee Stock Purchase Plan (“ESPP Shares”) or holding shares under the CCC 401(k) Retirement Savings & Investment Plan (“401(k) Plan Shares”). You may tender those shares as well.

If you hold more than one type of shares (such as ESPP Shares, Option Shares and 401(k) Plan Shares) you will receive a set of instructions for each type of shares that you hold. Each type of shares must be tendered according to the following different instructions and separate forms:

•	Shares that you actually hold in certificate form (including shares purchased under the ESPP but which are not held by Computershare Plan Managers under an ESPP account) may be tendered only using the BEIGE Letter of Transmittal sent to you with the Offer to Purchase, which must be delivered only to Computershare Trust Company of New York, as the Depositary, according to the instructions set forth in the Offer to Purchase and the Letter of Transmittal.

•	Shares that you hold in a brokerage account (including shares purchased under the ESPP but which are not held by Computershare Plan Managers under an ESPP account) may be tendered only by following the instructions mailed to you by the brokerage firm.

•	ESPP Shares may only be tendered using the PINK Tender Instruction Form for ESPP Shares sent to you along with the Notice to ESPP Participants and the Offer to Purchase. The Tender Instruction Form for ESPP Shares must be delivered only to Computershare Trust Company of New York, according to the instructions set forth in the Notice to ESPP Participants.

•

Option Shares may be tendered by conditional exercise of options using the YELLOW Notice of Instructions (Options) sent to you along with this Memo to Optionees and the Offer to Purchase. The Notice of Instructions (Options) must be delivered only to Smith Barney,

Inc., according to the instructions set forth in the Notice of Instructions (Options). You may also exercise your vested options and tender the shares you received by following the same procedures applicable to all other Company stockholders described in Section 3 of the Offer to Purchase.

•	401(k) Plan Shares may only be tendered using the BLUE Trustee Direction Form sent to you along with a letter to participants in the 401(k) Plan. The Trustee Direction Form must be delivered only to T. Rowe Price Trust Company, as the trustee of the 401(k) Plan or its designated agent.

You should be careful to follow the separate directions that apply to any shares you hold outright, Option Shares, ESPP Shares and 401(k) Plan Shares. If, as is expected, the Company prorates the number of shares it purchases in the offer from each stockholder, the total number of shares, Option Shares, ESPP Shares and 401(k) Plan Shares you tender will be prorated independently from each other.

17.	WHAT DO I DO IF I HAVE ANY QUESTIONS ABOUT THE TENDER OFFER?

If you have questions about the offer or need help in properly responding to the offer, you may call Craig Levy at (312) 229-2071 or Georgeson Shareholder Communications Inc. at (800) 255-4719.